CO-ADMINISTRATION SERVICES CONTRACT

                              WHITEHALL FUNDS TRUST
                               4400 COMPUTER DRIVE
                              WESTBOROUGH, MA 01581


                                                              September 17, 1998
                                                     As amended October 26, 2000

IBJ Whitehall Bank & Trust Company
320 Park Avenue
New York, New York 10022

Dear Sirs or Madams:

         This will confirm the agreement between the undersigned (the "Trust") and you (the "Co-Administrator") as follows:

         1. The Trust is an open-end investment management company organized as a Delaware business trust, and consists of one or more separate investment portfolios, as may be established and designated by the Trustees from time to time (the "Funds"). This contract shall pertain to the Funds listed on Exhibit A attached hereto, as such Exhibit A may be amended from time to time. The Fund has retained PFPC Inc. to act as Fund administrator (the "Administrator").

         2. (a) The Co-Administrator shall (i) manage the Funds' relationship with the Administrator or any successor administrator, (ii) assist with negotiation of contracts with Fund service providers and supervise the activities of those service providers, (iii) serve as a liaison with Fund trustees, and (iv) provide general product management and oversight, to the extent not provided by the Administrator. The Co-Administrator shall make periodic reports to the Trust's Board of Trustees on the performance of its obligations under this Contract.

            (b) The Co-Administrator shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this contract.

         3. The Co-Administrator shall give the Trust the benefit of the Co-Administrator's best judgment and efforts in rendering services under this Contract. As an inducement to the Co-Administrator's undertaking to render these services, the Trust agrees that the Co-Administrator shall not be liable under this contract for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from the Co-Administrator's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.



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         4.  In   consideration   of  the   services   to  be  rendered  by  the
Co-Administrator under this contract, the Trust shall pay the Co-Administrator a monthly fee with respect to each Fund listed on Exhibit A on the first business day of each month, at an annual rate of 0.03% of the average daily value of the net assets of the Fund during the preceding month.

         If the fees payable to the Co-Administrator pursuant to this paragraph 4 begin to accrue before the end of any month or if this contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this contract, "business day" means each weekday except those holidays on which the Federal Reserve Bank of New York, the New York Stock Exchange (the "Exchange") or the investment adviser is closed. Currently, those holidays include: New Year's Day, Martin Luther King, Jr.'s Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

         5. This contract shall become effective with respect to a Fund only if it has been approved by vote of a majority of (i) the Board of Trustees of the Trust, and (ii) the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940 (the "1940 Act ")) of the Trust and who have no direct or indirect financial interest in this contract, cast in person at a meeting called for the purpose of voting on such approval. This contract shall continue in effect with respect to a Fund until the last day of the calendar year next following the date of effectiveness specified herein and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, subject to the immediately following sentence, and provided such continuance is specifically approved at least annually by a vote of a majority of (i) the Trust's Board of Trustees and (ii) the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the contract, by vote cast in person at a meeting called for the purpose of voting on such approval. This contract may be terminated with respect to a Fund at any time, without payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust's Board of Trustees on 60 days' written notice to the Co-Administrator or by the Co-Administrator on 60 days' written notice to the Trust. If this contract is terminated with respect to any Fund, it shall nonetheless remain in effect with respect to any remaining Funds. This contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).


         6. Except to the extent necessary to perform the Co-Administrator's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Co-Administrator, or any affiliate of the Co-Administrator, or any employee of the Co-Administrator, to engage in any other business or to devote time and attention to the management



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or other  aspects of any other  business,  whether  of a similar  or  dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         7. The Trust Instrument, establishing the Trust, dated as of August 25, 1994, together with all amendments thereto, is on file in the office of the Secretary of the State of Delaware. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees or shareholders of the Trust or any of their agents, but only the Trust's property shall be bound.

         8. This contract shall be construed and its provisions interpreted in accordance with the laws of the State of New York.

         If the foregoing correctly sets forth the agreement between the Trust and the Co-Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                                     Very truly yours,



                                                     WHITEHALL FUNDS TRUST


                                                     By: /s/ Joseph E. Breslin
                                                         ---------------------
                                                     Title: President

ACCEPTED:


IBJ WHITEHALL BANK & TRUST COMPANY


By: /s/ Denis J. Quinn
    ------------------
Title: Vice President




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                                    EXHIBIT A


                               LIST OF PORTFOLIOS
                             As of October 26, 2000
                          Whitehall Enhanced Index Fund
                              Whitehall Growth Fund
                        Whitehall Growth and Income Fund
                            Whitehall High Yield Fund
                              Whitehall Income Fund
                           Whitehall Money Market Fund